Exhibit 10.1

EXECUTIVE AGREEMENT

     Executive Agreement (the “Agreement”), dated as of April 4, 2003, by and among United Bankshares, Inc. (“United”), Sequoia Bancshares, Inc. (the “Company”), SequoiaBank (the “Bank”), a wholly-owned subsidiary of the Company, and J. Paul McNamara (the “Executive”).

WITNESSETH

     WHEREAS, the Executive is a director and/or an executive officer of the Company and the Bank; and

     WHEREAS, each of the Company and the Bank (collectively, the “Employers”) are party to an Employment Agreement with the Executive, dated as of January 2, 2002 and amended as of September 23, 2002 (the “Employment Agreement”); and

     WHEREAS, United and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into United on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of United Common Stock and/or cash in the manner set forth therein; and

     WHEREAS, as an inducement to United to enter into the Merger Agreement, the Employers and the Executive desire to set forth the status of the Executive’s employment relationships with the Company and the Bank as of the Effective Time (as defined in the Merger Agreement), the benefits the Executive will be entitled to receive upon termination of such employment relationships and certain noncompetition and other obligations of the Executive following the Effective Time;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

     1.     Termination of Employment and Directorships. At the Effective Time, the Executive shall cease to be a director and an executive officer of the Company and the Bank. Without limiting the foregoing, the Employers and the Executive agree that at the Effective Time the Employment Agreement shall be automatically terminated without the necessity of any further action on the part of either party thereto, with the result that the Employment Agreement shall be null and void and no party thereto or any heir, successor or assignee thereof shall have any continuing rights or obligations thereunder.

     2.     Payment to the Executive. In consideration of the termination provided in paragraph (a) of Section 1 and the other obligations of the Executive set forth herein, the United and the Company hereby agree to do the following:

(i)	pay to the Executive at the Effective Time a cash amount equal to $1,072,500 (the “Cash Payment”), less applicable withholdings pursuant to Section 10 hereof, and

(ii)	provide the Executive with credit for three additional “Years of Service” as of the Effective Time for purposes of determining the Executive’s benefit under the Amended and Restated Salary Continuation Agreement between the Executive and the Bank, as amended (the “SCA”), which United hereby expressly assumes as an obligation of United from and after the Effective Time.

     The Executive agrees that the foregoing shall be in full satisfaction of all obligations of the Company and the Bank to the Executive pursuant to the Employment Agreement and in considerations of the covenants set forth in Section 4 of this Agreement.

     3.     No Effect on Employee Benefit Plans. The termination of the Executive’s directorships and employment pursuant to this Agreement shall have no special effect on the rights and obligations of the Executive and the Employers under any employee benefit plan of the Employers pursuant to which the Executive has any accrued rights or is entitled to any benefits or payments (the “Employee Benefit Plans”) including, without limitation, the SCA.

     4.     Non-Compete; Confidentiality; Non-Solicitation.

     (a)  The Executive agrees that during the term of and during the two-year period following termination of Executive’s employment pursuant to that certain Employment Agreement dated as of April 4, 2003, the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company (or any other entity offering products or services competing with such institution or company) which has an office in Virginia, Maryland or the District of Columbia (a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of United or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with United or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between United or its subsidiaries and any such customers.

     (b)  Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Executive shall keep secret and confidential and shall not disclose to any third party (other than the Company, United or any of their respective subsidiaries) in any fashion or for any purpose whatsoever any information regarding the Company, United or any of their respective subsidiaries which is not available to the general public to which the Executive had access at any time during the course of the Executive’s employment by the Company or any of its subsidiaries, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

     (c)  Executive agrees that during the term of and during the two-year period following termination of Executive’s employment pursuant to that certain Employment Agreement dated as of April 4, 2003, Executive shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of United or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an employee with any business which is in competition with any business or activity engaged in by United or its affiliates.

     (d)  The Executive agrees that damages at law will be an insufficient remedy to United in the event that the Executive violates any of the provisions of paragraph (a), (b) or (c) of this Section 4, and that United may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a), (b) or (c) of this Section 4. The Executive hereby consents to any injunction (temporary or otherwise) which may be issued against the Executive and to any other court order which may be issued against the Executive from violating, or directing the Executive to comply with, any of the covenants in paragraph (a), (b) or (c) of this Section 4. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to United against the Executive for such breaches or threatened or attempted breaches.

     (e)  In addition to United’s rights set forth in paragraph (d) of this Section 4, in the event that the Executive shall violate the terms and conditions of paragraphs (a), (b) or (c) of this Section 4, United and its subsidiaries may terminate any payments or benefits of any type and regardless of source payable by United or its subsidiaries, if applicable, to the Executive, other than with respect to payments or benefits to the Executive under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended.

     5.     Release.

     (a)  For, and in consideration of the commitments made herein by United, the Executive, for himself and for his heirs and assigns, does hereby release completely and forever discharge United and its subsidiaries, the Company and its subsidiaries and the affiliates, stockholders, attorneys, officers, directors, agents, employees, successors, assigns and any other party associated with United or any of its subsidiaries or with the Company or any of its subsidiaries (the “Released Parties”), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with his employment by the Company or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, or termination of such employment. Notwithstanding the foregoing, the Executive does not release United from any obligations of United to the Executive under (i) the Employee Benefit Plans, (ii) Section 7.11 of the Merger Agreement and (iii) this Agreement.

     (b)  For and in consideration of the commitments made herein by the Executive, including without limitation the releases in paragraph (a) above, United, for itself, and for its successors and assigns does hereby release completely and forever discharge the Executive and his heirs and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with the Executive’s employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee. Notwithstanding anything in the foregoing to the contrary, United does not release the Executive from claims arising out of (i) any breach by the Executive of any law or regulation by the Executive during the term of and related to his employment by the Company or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, (ii) fraud or willful misconduct by the Executive in his capacity as a director, officer or employee of the Company or the Bank (including in each case predecessors thereof) or (iii) breach of this Agreement.

     6.     Representations and Warranties.

     (a)  The parties hereto represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.

     (b)  The Company and the Bank represent and warrant to each other party hereto that (i) this Agreement and all actions of the Company and the Bank contemplated hereby have been authorized by all necessary corporate action of the Company and the Bank and (ii) the Company and the Bank have duly executed and delivered a copy of this Agreement and, assuming due authorization, execution and delivery of this Agreement by United and due execution and delivery of this Agreement by the Executive, this Agreement is a valid and legally binding obligation of the Company and the Bank, enforceable against the Company and the Bank in accordance with its terms.

     (c)  United represents and warrants to each other party hereto that (i) this Agreement and all actions of United contemplated hereby have been authorized by all necessary corporate action of United and (ii) United has duly executed and delivered a copy of this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company and the Bank and due execution and delivery of this Agreement by the Executive, this Agreement is a valid and legally binding obligation of United, enforceable against United in accordance with its terms.

     (d)  The Executive Officer represents and warrants to each other party hereto that this Agreement is a valid and legally binding obligation of the Executive which is enforceable against the Executive in accordance with its terms.

     7.     Certain Additional Payments by United.

     (a)  In the event it shall be determined that any payment, distribution or benefit provided by United, the Company or the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b)  Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm as may be designated by United and reasonably acceptable to the Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by United. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by United to the Executive within five days of the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon United and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by United should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that United exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by United to or for the benefit of the Executive.

     (c)  The Executive shall notify United in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by United of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than five business days after the Executive is informed in writing of such claim and shall apprise United of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to United (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If United notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give United any information reasonably requested by United relating to such claim;

(ii) take such action in connection with contesting such claim as United shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by United;

(iii) cooperate with United in good faith in order effectively to contest such claim; and

          (iv) permit United to participate in any proceedings relating to such claim;

provided, however, that United shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), United shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as United shall determine; provided, however, that if United directs the Executive to pay such claim and sue for a refund, United shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, United’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by United pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to United’s complying with the requirements of Section 7(c)) promptly pay to United the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by United pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and United does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8.     Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive and his assigns, and upon United, the Company and the Bank, including any successor thereto by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of United, the Company or the Bank may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

     9.     Notices. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to the Executive, to the Executive’s attention at:

J. Paul McNamara 5512 Oak Place Bethesda, Maryland 20817

If to United:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26101

     10.     Withholding. United may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     11.     Entire Agreement; Severability.

     (a)  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and from and after the Effective Time shall supersede in its entirety any and all prior agreements or understandings, whether written or oral, between the Employers and the Executive relating to the subject matter hereof, including without limitation the Employment Agreements. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

     (b)  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     12.     Amendment; Waiver.

     (a)  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto.

     (b)  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     13.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     14.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and entirely to be performed within such jurisdiction.

     15.     Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

     16.     Gender. References herein to the masculine gender shall be deemed to refer to the feminine gender where appropriate.

     17.     Termination. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided, however, that any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

[Signature page to follow]

     IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of the day and year first above written.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams

Name: Richard M. Adams
Title: Chairman and Chief Executive Officer

SEQUOIA BANCSHARES, INC.

By:	/s/ James G. Tardiff

Name: James G. Tardiff
Title: Chief Executive Officer

SEQUOIABANK

By:	/s/ James G. Tardiff

Name: James G. Tardiff
Title: Chief Executive Officer

/s/ J. Paul McNamara

J. Paul McNamara